EXHIBIT 21

SUBSIDIARIES OF CB RICHARD ELLIS GROUP, INC.

At December 31, 2009

NAME	State (or Country) of Incorporation
CB Richard Ellis Services, Inc.	Delaware
CB Richard Ellis, Inc.	Delaware
CB Richard Ellis Real Estate Services, LLC	Delaware
Trammell Crow Services, Inc.	Delaware
Insignia Financial Group, LLC	Delaware
Trammell Crow Company	Delaware
CB Richard Ellis Investors, LLC	Delaware
CBRE Capital Markets, Inc.	Texas
CBRE Capital Markets of Texas, LP	Texas
CB Richard Ellis Limited	United Kingdom
Relam Amsterdam Holdings B.V.	The Netherlands